INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Registration Statement of Community Savings Bankshares, Inc. on Form S-8 of our report on the consolidated financial statements of Community Savings F. A., dated February 20, 1998, appearing in and incorporated by reference in the Prospectus contained in Registration Statement No. 333-62067 of Community Savings Bankshares, Inc., on Form S-1.


DELOITTE & TOUCHE LLP
West Palm Beach, Florida
December 29, 1998